Exhibit 99.1

Headline:	Emisphere Technologies, Inc. Reports Update on the Clinical Development of Oral Calcitonin in Osteoarthritis and Osteoporosis

Body:	CEDAR KNOLLS, N.J., December 14, 2011 (GLOBE NEWSWIRE) — Emisphere Technologies, Inc. (OTCQB:EMIS) (“Emisphere” or the “Company”) announced today that Novartis Pharma AG (“Novartis”) has informed the Company that it will not pursue further clinical development of the investigational drug SMC021 (oral calcitonin) being studied by Nordic Bioscience (the exclusive license partner of Novartis) as a treatment option in two indications, osteoarthritis (OA) and for post-menopausal osteoporosis (OP) and that it will not seek regulatory submission for SMC021 in OA or OP indications.

Novartis advised the Company that its decision to stop the clinical program of SMC021 in both indications was based on analysis and evaluation of data from three Phase III clinical trials (two in OA and one in OP) that showed that while SMC021 displayed a favorable safety profile, it failed to meet key efficacy endpoints in all three trials.

Emisphere will need to further analyze and evaluate the data from the three studies in osteoporosis and osteoarthritis in order to understand the results and determine next steps.

The Company’s other development programs are continuing with Novo Nordisk A/S (“Novo Nordisk”) using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently in a Phase I clinical trial; and with the Company’s internally developed oral formulation of Eligen® B12 (1000 mcg.) for use by B12 deficient individuals undergoing evaluation of regulatory and commercial development options.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011, Emisphere’s Quarterly

Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 9, 2011, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 8, 2011.

CONTACT:	Michael R. Garone, Interim CEO and CFO 973-532-8005 mgarone@emisphere.com